Logo
MacDermid Incorporated Newsline
Waterbury, CT 06720-9984
Tel (203) 575-5700
Offices located worldwide.


                          Waterbury, CT., December 29, 1999

                                For Immediate Release

                      MacDermid Closes Acquisition of Polyfibron



     MacDermid, Incorporated, a specialty chemical company headquartered in Waterbury, CT. announced today that it has closed on its acquisition of PTI, Inc. ("Polyfibron"). MacDermid had previously announced, on February 18, 1999, that it had entered into a definitive agreement to acquire Polyfibron. The transaction had received Federal Trade Commission approval on December 22, 1999 and was closed today.

     The combined businesses of Polyfibron and MacDermid's existing graphic arts business will operate under the name, "MacDermid Graphic Arts, Inc." The combination of MacDermid's existing liquid photopolymer printing plate business with the business of Polyfibron is expected to position MacDermid as a leader in the supply of specialty chemicals and related materials to the graphic arts industry. The transaction will be accounted for as a pooling of interests and is expected to be accretive to MacDermid's per share earnings in the first full fiscal year.

     Mr. Daniel H. Leever, Chairman and Chief Executive Officer of MacDermid, said:

     "We are every bit as enthusiastic today as we were when we announced this transaction some 10 months ago. It is a testament to the people of MacDermid's Graphic Arts business and Polyfibron that after such an extensive delay, they have remained focused on serving customers and developing new technologies. We are confident the combined organizations will continue their proud traditions that created their success so far, and at the same time look for opportunities to learn from each other as we move forward as one."









This report and other Corporation reports and statements describe many of the positive factors affecting the Corporation's future business prospects. Investors should also be aware of factors which could have a negative impact on those prospects. These include political, economic or other conditions such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the business; competitive products, advertising, promotional and pricing activity; the degree of acceptance of new product introductions in the marketplace; technical difficulties which may arise with new product introductions; and the difficulty of forecasting sales at certain times in certain markets.